EXHIBIT 99.11

February 8, 2004

Dear Divisional Board Member:

I am pleased to announce that Umpqua Holdings Corporation has signed a definitive agreement to acquire Western Sierra Bancorp and to integrate its subsidiary banks into Umpqua Bank. Western Sierra Bancorp operates as Western Sierra Bank, Central California Bank, Lake Community Bank and Auburn Community Bank in the greater Sacramento and San Joaquin Valley areas. Western Sierra Bancorp and Umpqua Holdings Corporation directors have approved the proposed transaction.

As you know, our long-term growth strategy has focused on building an Umpqua Bank network from Sacramento to Seattle. The addition of Western Sierra's 31 locations significantly increases Umpqua's presence in California and is an important step towards realizing our goal.

This proposed acquisition will increase Umpqua Bank's total assets to approximately $6.9 billion, its deposits to approximately $5.3 billion, shareholders' equity to approximately $1.1 billion, and will secure Umpqua Bank's presence in Northern California.

This acquisition complements and reinforces our current California resources, store network, and our commitment to community banking. More than just filling in the California market, we are securing Umpqua Bank's status as the leading community bank of the West, a position that is advantageous to our customers, our employees and the communities we serve.

Like Umpqua, Western Sierra has a strong record of superior customer service and a commitment to community banking. Combining our resources will significantly add to our potential for community investment and activity.

As our presence in California grows, it's important to increase our connection with community leaders. As a result, we will be offering at least ten positions on an Umpqua Bank California Divisional Board of Directors.

We're pleased about this opportunity to take our vision of community banking to the next level and thank you for your support and leadership. If you have any questions about this acquisition, please feel free to contact Bill Fike in California at 916-783-2813 or Dave Edson in Oregon at 503-727-4105.

Raymond P. Davis
President & Chief Executive Officer
Umpqua Holdings Corporation

The foregoing may be deemed to be offering or solicitation materials of Umpqua Holdings Corporation and Western Sierra Bancorp in connection with the proposed acquisition of Western Sierra with and into Umpqua. Shareholders are urged to read the joint proxy statement/prospectus that will be included in the registration statement on Form S-4, which Umpqua will file with the SEC in connection with the proposed acquisition, because it will contain important information about Umpqua, Western Sierra, the acquisition and related matters. The directors and executive officers of Umpqua and Western Sierra may be deemed to be participants in the solicitation of proxies from their respective shareholders. Information regarding the participants and their security holdings can be found in each of Umpqua's and Western Sierra's most recent proxy statements filed with the SEC and the joint proxy statement/prospectus when it is filed with the SEC. All documents filed with the SEC are or will be available for free, both on the SEC web site (http://www.sec.gov) and from Umpqua by directing a request to Umpqua Holdings Corporation, Attention: Investor Relations, One SW Columbia Street, Suite 1200, Portland, OR 97258, and from Western Sierra by directing a request to Western Sierra Bancorp, Investor Relations, 4080 Plaza Goldorado Circle, Cameron Park, CA 95682.

This letter includes forward-looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in Umpqua's filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Specific risks in this press release include whether both companies receive regulatory and shareholder approvals and management's ability to effectively integrate the companies.